Exhibit 10.1

Modine Manufacturing Company
1500 DeKoven Avenue
Racine, Wisconsin 53403

Revised: January 16, 2009

January 13, 2009

Mr. James R. Rulseh
6125 10th Street
Kenosha, WI 53144

Dear Jim:

In accordance with all the provisions set forth below, this letter, when signed by you, will be a binding agreement documenting the terms and conditions with regard to your employment status with Modine Manufacturing Company (“Modine” or the “Company”) and your separation from employment with the Company.

For your information, an outline of the details set forth below has been reviewed with and approved by the Chair of the Company’s Officer Nomination and Compensation Committee.

1.             Separation from the Company. You agree that your last day of active employment with the Company will be January 31, 2009.  You agree to resign your position as Regional Vice President, Americas, and any other positions you may hold with the Company or any of the Company’s subsidiaries, affiliates or plants as of January 31, 2009.  Beginning on February 1, 2009, you will no longer be required to report to the office or perform any work except assisting the Company as reasonably requested by the Company.  Since you have elected early retirement, you hereby agree that your employment with the Company will be terminated on May 31, 2009.

2.            Compensation. On the condition that on or within seven days after February 1, 2009, you sign, date, and return to me the Waiver and General Release attached hereto as Attachment A (the “Release”), and you do not thereafter effectively revoke the Release as provided therein, you will be considered on a paid leave of absence at your current salary level until May 31, 2009.  If you do not sign, date, and return to me the Release on or within seven days after February 1, 2009, you will be considered on an unpaid leave of absence until May 31, 2009.

On the condition that on or within seven days after May 31, 2009, you sign, date and return to me the Release, and you do not thereafter effectively revoke the Release as provided therein, you will receive the following from the Company following the termination of your employment:

(a)           Severance.  For the period from June 1, 2009 through January 31, 2010, the Company shall pay you bi-weekly an amount equivalent to your current bi-weekly base salary.  All legally required taxes will be deducted from the above sums.  It is expressly agreed that all payments as described above are being allocated for purposes of unemployment compensation to each of the applicable pay periods.

(b)           Consulting Services.  The Company will enter into a consulting arrangement with you beginning on June 1, 2009 and concluding on November 30, 2009.  Under this consulting arrangement, you will serve in the role of Special Assistant to the Chief Executive Officer, and provide services as directed by the CEO. For each month of service that is completed as a consultant, you will be paid the net sum of $20,000.  Payment will be made once per month, at the end of each month.

(c)           Vacation Pay.  You will be paid for five weeks of vacation on June 1, 2009.  The total amount of such payment shall be $32,452.  All legally required taxes will be deducted from the above sum.

(d)           Health and Dental Insurance and Other Benefits.  Your participation in and eligibility for the Company’s health, dental and vision insurance plans and all other employee benefit plans will end May 31, 2009.  Under current federal COBRA legislation, you may elect to continue health and dental insurance beyond May 31, 2009 at specified group rates for up to 18 months’ duration.  If you elect COBRA coverage for health and dental insurance, the Company will pay your COBRA premiums for health and dental coverage for a period of 12 months from June 1, 2009 through May 31, 2010.  Such payments from the Company shall cease as of the date you become eligible for group health insurance coverage with another employer.  Beginning on June 1, 2010, if you are not eligible for group health insurance coverage with a new employer, the Company will provide you with a $6,384 annual cash payment, less applicable withholdings, until you reach age 65 or until you become eligible for group health insurance coverage through another employer, whichever occurs first.  For calendar year 2010, you will receive 7 months of this annual cash payment ($3,724), payable on June 1, 2010.  You agree to notify me promptly if you become eligible for group health insurance coverage with another employer at any time in the future.  Your short-term disability, life insurance and long-term disability benefits will continue until your last day of paid leave with the Company, May 31, 2009, at which time your coverage under these and all other employee benefit plans will terminate in accordance with the applicable plans.  However, you will be offered the opportunity to make your life insurance policy portable after May 31, 2009.

(e)           Modine Stock Options and Restricted Stock Awards.  You may continue to exercise, at your discretion, stock options granted to you under the 1994 and 2002 Incentive Compensation Plans (the “Incentive Plans”) in accordance with the terms of the Incentive Plans and the stock option agreements to which you are a party.  Any qualified stock options granted to you must be exercised within 90 days of May 31, 2009 in order to be considered incentive stock options; stock options exercised after that date will be treated as non-qualified stock options.

You will remain eligible as a participant in the Long Term Incentive Program (“LTIP”) for new grants of restricted stock awards and stock options through May 31, 2009.  With respect to outstanding grants of restricted stock awards made to you under the Incentive Plans, any restricted stock awards scheduled to vest after May 31, 2009 shall vest after the Board of Directors meeting on May 27, 2009 if approved by the Board at the meeting.  The Company will present a proposal to the Board of Directors on May 27, 2009 for such vesting, and the vesting provided in this paragraph is conditional upon the Board of Directors approving the Company’s proposal in a written resolution.  The vesting date will be immediately after the conclusion of the final 7-day revocation period of your signed release.  Performance stock awards available to you under the Incentive Plans and any successor plans, if any, will vest on a pro-rata basis at the end of the applicable performance periods.

(f)           Executive Physical.  You will be provided one additional medical exam at Mayo Clinic in Rochester, MN or Froedtert/Medical College of Wisconsin, at your election, under the Company’s executive medical program between the date hereof and May 31, 2009, which you shall schedule through the Company’s normal process for such exams.

(g)           If you die prior to receiving all of the payments referred to in this paragraph 2, any unpaid payments will be made to your designated beneficiary.

3.            401(k) Plan and Pension Plan. Your rights and benefits under the Modine 401(k) Retirement Savings Plan for Salaried Employees (the “401(k) Plan”), the Modine Non-Union Hourly and Salaried Employee Pension Plan (the “Pension Plan”), the Modine Manufacturing Company Executive Supplemental Retirement Plan (the “SERP”), and the Modine Manufacturing Company Deferred Compensation Plan (the “Deferred Compensation Plan”) are governed by the provisions of those plans as they may be amended by the Company from time to time.  You acknowledge that those rights and benefits have been explained to you and that you fully understand those rights and benefits.

4.            Employment Reference; Career Transition Assistance. If asked by a prospective employer for a reference, you will be provided with a favorable reference upon request to the Company’s Vice President/Chief Human Resources Officer.  You and the Company may characterize your separation from Modine as an early retirement.

The Company will provide to you career transition assistance within certain limits as determined by the Company, with a total cost to the Company not to exceed $7,500.  Arrangements and billing for this assistance will be made through me.

5.             No Admission. You agree that neither the execution of this agreement nor the furnishing of the described benefits to you will be deemed or construed as an admission by the Company of any liability or any unlawful conduct of any kind.

6.             Benefits Agreed To. You understand and agree that you would not receive all of the benefits provided in paragraph 2 except for your execution of this agreement and the fulfillment of the promises contained herein, and execution of the Release.

7.             No Authority; Indemnification. Because you will have no regular duties as a Modine employee after January 31, 2009, you acknowledge and agree that you will have no authority on behalf of or to bind the Company after that date.  You agree to hold the Company and its subsidiaries and affiliates harmless from any acts you make in contravention of this paragraph 7.

In the event that, during the year following your separation you are requested by or on behalf of the Company to assist in defending litigation or ordered to appear as a witness in litigation regarding matters or actions you took within the scope of your authority while an employee of the Company, the Company will indemnify you for all out-of-pocket necessary and reasonable expenses in connection with preparation, appearance, consultations and any other activity directly related to litigation involving the Company, including necessary and reasonable legal expenses, provided that (a) you advise the Company immediately and obtain the approval of the Company prior to the commitment to any such expenses, (b) you cooperate fully with the Company in connection therewith, upon reasonable notice to you and subject to your reasonable availability, and (c) the Company has the right to assume the defense of any such action and discharge its obligation by holding you harmless from any judgment or settlement it may make.  In the event such assistance is requested or required after the one year anniversary of your separation, the Company agrees to compensate you for your time and expenses at a rate reasonable for such consultation services.

If a court of competent jurisdiction ultimately determines that the above-described litigation resulted from matters or actions taken by you that exceeded the scope of your authority or were criminal in nature while you were an employee of Modine, you agree to reimburse Modine for any legal and/or other expenses paid by Modine on your behalf, and repay any and all payments and benefits received from the Company under paragraph 2 above.

8.             Non-Disclosure of Confidential Company Information.  You agree not to use or disclose to any person not employed by the Company, or not engaged to render services to the Company, except with the prior written consent of an officer authorized to act in the matter by the Board of Directors of Company, any confidential information obtained by you while in the employ of the Company, including, without limitation, information relating to any of the Company’s inventions, processes, formulae, plans, devises, compilations of information, methods of distribution, customers, client relationships, marketing strategies or trade secrets; provided, however, that this provision shall not preclude you from use or disclosure of information known generally to the public or of information not considered confidential by persons engaged in the business conducted by the Company or from disclosure required by law or court order.  The agreement herein made in this paragraph 8 shall be in addition to, and not in limitation or derogation of, any obligation otherwise imposed by law upon you with respect to confidential information and trade secrets of the Company and its affiliates.

9.            Return of Company Property.  You further represent that any papers, letters, records, files, computer disks, and other documents or materials containing such confidential information or belonging to the Company that you have in your possession will be returned to the Company on or before January 31, 2009.  You will retain your Blackberry, laptop and e-mail access for the duration of your consulting period.  You will retain the laptop computer at the end of the consulting period after Modine proprietary software is removed.

10.           Non-Disclosure of this Agreement. You agree not to disclose the contents of this letter to any person except to your attorney, tax preparer, immediate family, or as otherwise may be required by law.

11.           Non-Competition. From the date of your separation on May 31, 2009 until one year following your separation, you agree that you will not, directly or indirectly, individually or otherwise, manage, operate, join, control, participate in the ownership, management, operation, or control of, or be employed by or provide services as a consultant or advisor to, any person, corporation, firm, partnership, or other entity whatsoever that is engaged in North America in any business or activity related to the manufacture or selling of heat transfer products (as presently manufactured or sold by Modine), including but not limited to powertrain cooling products, engine products, passenger thermal management products, commercial HVAC products, and fuel cell products.

You agree that you are fully aware of the restrictions that this paragraph 11 places on your future employment with someone other than the Company.  You understand and agree that your previous positions with the Company and your access to confidential information make these restrictions both necessary and reasonable.  You acknowledge and agree that the restrictions constitute reasonable protections of the legitimate business interests of the Company and that they will not unduly restrict your opportunities for future employment.

12.           Nonsolicitation.  From the date hereof until one year following your separation (May 31, 2010), you further agree that you will not, directly or indirectly, hire away or participate or assist in the hiring away of any person employed by or acting as a representative or agent of the Company.

13.           Nondisparagement.  You also agree that from the date hereof you shall not, at any time in the future, directly or indirectly, make or cause to be made any disparaging, derogatory, misleading or false statement, whether orally or in writing, to any person or entity, including members of the investment community, press, customers, competitors and advisors to the Company, about the Company and its present or former directors, officers or employees, or the business strategy, plans, policies, practices or operations of the Company.  The Company shall instruct the directors and board elected officers of the Company not to, directly or indirectly, make or cause to be made any disparaging, derogatory, misleading or false statement, orally or in writing, to any person or entity about you at any time in the future.  Notwithstanding the foregoing, the Company and you may each confer in confidence with its own respective legal counsel, and nothing herein shall prevent either party from responding truthfully to any information requests or questions posed in any formal or informal legal, regulatory, administrative or investigative proceedings involving any court, tribunal or governmental body or agency or otherwise as required by law.

14.           Injunctive Relief.  You acknowledge and agree that your breach of any of the provisions set forth in paragraphs 8-13 above will result in irreparable harm to the Company, and that the Company will be entitled to immediate injunctive relief and monetary damages to redress any such breach.

15.           Legal Consultation and Timing of Execution of Agreement.  You are encouraged to consult an attorney before you sign this agreement and the Release.

16.           Voluntary Act. You acknowledge that you are signing this agreement as your free and voluntary act after having had the opportunity to consider all alternatives and to discuss the arrangements agreed upon as set forth above with your own attorney and any other advisors of your choice.

17.           Governing Law. This agreement is made in the State of Wisconsin and shall be interpreted under the laws of the State of Wisconsin.

18.           Entire Agreement.  This agreement and the attached Release represent the entire understanding and agreement between the parties and supersede all prior communications between the parties.  You and the Company expressly agree that this agreement supersedes, terminates and renders null and void the Change in Control and Termination Agreement between you and the Company effective February 26, 1997 and amended and restated effective May 20, 1999.

19.           Binding Agreement. This agreement will be binding upon and inure to the benefit of the parties, their respective heirs, representatives, successors, and assigns and the affiliates and subsidiaries of the Company.

Assuming this agreement fully and accurately sets forth the arrangements that have been discussed and agreed upon, please sign both copies and return one copy to me.

Sincerely,

/s/ Gregory T. Troy

Gregory T. Troy
Vice President  & Chief Human Resources Officer

* * * * *
By signing this agreement, I state that:

I have read it;

I completely understand it and know I am giving up important rights;

I agree with everything in it;

I am aware of my right to consult an attorney and that I may take up to 21 days to sign this agreement;

I am aware that I may revoke this agreement within seven days after signing it; and

I have signed it knowingly and voluntarily.

/s/ James R. Rulseh	1/17/09
James R. Rulseh	Date Signed

Attachment A

WAIVER AND GENERAL RELEASE

WHEREAS, I, James R. Rulseh, have entered into a binding agreement documenting the terms and conditions with regard to my employment status with Modine Manufacturing Company and my separation from employment with the Company;

WHEREAS, I acknowledge the sufficiency of the consideration offered by the Company for this Waiver and General Release (the “Release”) and I would not be entitled to such consideration if I did not execute this Release pursuant to the terms of my separation agreement with the Company;

NOW, THEREFORE, I hereby agree to the following terms:

1.             General Release of Claims.

I hereby release Modine from, and covenant not to sue Modine with respect to, any and all claims I have or may have against Modine.  This Release applies both to claims that are now known or are later discovered.

2.             Claims Released Include Age Discrimination and Other Claims.

The claims released include, but are not limited to, (1) claims arising under the Age Discrimination in Employment Act, as amended (29 U.S.C. Section 621 et seq.); (2) claims arising out of or relating in any way to my employment with Modine or the termination of that employment; (3) claims arising under any other federal, state or local law, regulation, ordinance or order; (4) common law claims; (5) claims for breach of any express or implied contract, written or unwritten; and (6) claims for attorneys’ fees incurred in relation to any released claims.

3.             Claims to Which Release Does Not Apply.

This Release does not apply to any claims that may arise after the date I execute this Release.  This Release does not apply to any claims that may not be released under applicable law.  Nothing in this Release prevents me from communicating with any government agency regarding matters that are within the agency’s jurisdiction.  Nothing in this Release is a waiver of my right to file any charge or complaint with administrative agencies such as the United States Equal Employment Opportunity Commission which, as a matter of law, I cannot be prohibited from or punished for filing (an “Excepted Charge”).  Modine’s acknowledgment of this exception does not limit the scope of the waiver and release in Paragraphs 1 – 6 of this Release and I waive any right to recover damages or obtain individual relief that might otherwise result from the filing of any Excepted Charge.

4.             Release Covers Claims Against Related Parties.

For purposes of this Release, the term “Modine” includes Modine Manufacturing Company and any of its present, former and future owners, parents, affiliates and subsidiaries, and its and their directors, officers, shareholders, employees, agents, servants, representatives, predecessors, successors and assigns.  Therefore, the claims released include claims I have or may have against any such persons or entities.

5.            The Terms “Claims” and “Release” are Construed Broadly.

As used in this Release, the term “claims” shall be construed broadly and shall be read to include, for example, the terms “rights”, “causes of action (whether arising in law or equity)”, “damages”, “demands”, “obligations”, “grievances” and “liabilities” of any kind or character.  Similarly, the term “release” shall be construed broadly and shall be read to include, for example, the terms “discharge” and “waive”.

6.             Release Binding on Employee and Related Parties.

This Release shall be binding upon me and my agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors and assigns.

7.             Additional Consideration.

I have executed this Release in consideration of the benefits described in Modine’s letter to me dated January 13, 2009 and revised January 16, 2009 (the “Letter”).  I acknowledge that these benefits represent consideration in addition to anything of value that I am otherwise entitled to receive from Modine, and that the benefits described in the Letter are sufficient to support this Release.

8.             Representations.

In connection with my decision to provide this Release I acknowledge that I have not relied on any verbal or written representations by Modine other than those explicitly set forth in the Letter and this Release itself.

9.             Opportunity to Consider this Release; Consultation with Attorney.

I have read this Release and fully understand its terms.  I have been offered 21 days to consider its terms.  I have been (and am again hereby) advised in writing to consult with an attorney before signing this Release.

10.           Voluntary Agreement.

I have entered into this Release knowingly and voluntarily.  I fully understand its terms, and understand that its terms are binding on me.  I have had the opportunity to consider all alternatives and to discuss the arrangements agreed upon as set forth above with my own attorney and other advisors of my choice.

11.           Partial Invalidity of Release.

If any part of this Release is held to be unenforceable, invalid or void, then the balance of this Release shall nonetheless remain in full force and effect to the extent permitted by law.

12.           Headings.

The headings and subheadings in this Release are inserted for convenience and reference only and are not to be used in construing this release.

13.           Applicable Law.

Wisconsin law will apply in connection with any dispute or proceeding concerning this Release.

14.	Suit in Violation of this Release - Loss of Benefits and Payment of Costs.

If I bring an action against Modine in violation of this Release or if I bring an action asking that this Release be declared invalid or unenforceable, I agree that prior to the commencement of such an action I will tender back to Modine all payments that I have received as consideration for this release.  If my action is unsuccessful, I further agree that I will pay all costs, expenses and reasonable attorneys’ fees incurred by Modine in its successful defense against the action.  I acknowledge and understand that all remaining benefits to be provided to me as consideration for this Release will permanently cease as of the date such action is instituted.

15.           Preservation of Rights under Benefit Plans and Indemnities.

This Release shall not adversely affect my rights to receive any benefit that I am otherwise entitled to receive under any of Modine’s qualified and nonqualified benefit plans, or my rights to indemnification under Modine’s officers and directors’ insurance coverage, Modine’s Articles of Incorporation or Bylaws or any indemnity agreement between Modine and me.

16.           Seven Day Revocation Period.

I understand that I have a period of seven calendar days following the date I deliver a signed copy of this Release to Modine Manufacturing Company, Attn: Gregory T. Troy, 1500 DeKoven Avenue, Racine, Wisconsin 53403 to revoke this Release by giving written notice to that person.  This Release and my entitlement to severance pay described in the Letter will be binding and effective upon the expiration of this seven day period if I do not revoke, but not before.

EXECUTED THIS 31st DAY OF January, 2009.

/s/ James R. Rulseh
James R. Rulseh